Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Third Quarter Earnings of $0.22 Per Share

SPARTANBURG, S.C., October 25, 2006— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the third quarter and nine months ended September 30, 2006.

For the nine months ended September 30, 2006, total revenues increased 5.5% to $486.6 million, compared to $461.3 million for same period in 2005. Total revenues for the quarter ended September 30, 2006 increased 3.4% to $178.6 million compared to $172.6 million for the quarter ending September 30, 2005. For the third quarter of 2006, total revenues for the centers opened prior to July 1, 2005 and still open as of September 30, 2006 increased 4.7% compared to the same period in 2005. Excluding centers in Arkansas, Illinois, Indiana, and Pennsylvania where legislative and regulatory changes have negatively affected revenues during the period, total revenues for the third quarter of 2006 for centers opened prior to July 1, 2005 and still open as of September 30, 2006 increased 11.0% compared to the same period in 2005.

Center gross profit increased 8.9%, from $125.8 million in the first nine months of 2005 to  $137.1 million in the first nine months of 2006. For the quarter ended September 30, 2006, center gross profit was $48.4 million compared to $45.7 million for the quarter ended September 30, 2005.

Net income for the first nine months of 2006 was $51.3 million, compared to net income of $46.3 million for the same period in 2005.  Net income for the quarter ended September 30, 2006 was $18.0 million compared to $15.9 million for the quarter ended September 30, 2005.

Diluted earnings per share were $0.22 for the third quarter of 2006 compared to diluted earnings per share of $0.19 for the same period in 2005. For the nine months ended September 30, 2006, diluted earnings per share were $0.63 compared to diluted earnings per share of $0.55 for the same period in 2005.

Commenting on the third quarter 2006 results, Advance America’s President and Chief Executive Officer Ken Compton said, “This past quarter was a successful one for our Company and we delivered solid results to our shareholders. High customer satisfaction, and operational excellence at the center level remain core strengths of our Company. We look forward to building on the results of a good quarter with the continued consumer need of short-term financial services.”

The Company opened 91 and 179 new centers during the three months and nine months ended September 30, 2006, respectively, compared to 82 and 208 during the same periods in 2005. As of September 30, 2006, the Company had expanded its national operating network to a total of 2,745 centers in 36 states.

The provision for doubtful accounts and agency bank losses as a percent of total revenues for the quarter ended September 30, 2006 was 22.7 % compared to 21.0 % for the same period in 2005.

On August 16th, the Company announced that its Board of Directors approved an extension of its stock repurchase plan authorizing the repurchase of up to an additional $100 million of the Company’s outstanding common stock. The Company’s previous stock repurchase program had authorized the repurchase of up to $50 million of the Company’s common stock. During the nine months ending September 30, 2006, the Company repurchased approximately 2.5 million shares in the open market for an aggregate purchase price of $35.2 million. The Company had previously repurchased approximately 2.0 million shares at a cost of $25.7 million during the year ending December 31, 2005.

On October 23, 2006, the Company’s Board of Directors declared a regular quarterly dividend of $0.11 per share. The dividend will be payable on December 8, 2006, to stockholders of record as of November 27, 2006.

The Company will discuss these results during a conference call on Thursday, October 26th, at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800) 263-8506. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 6290408) until the close of business on November 2, 2006.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,750 centers in 36 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Nine Months Ended September 30, 2005 and 2006

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues:
Fees and interest charged to customers	$153,161	$178,521	$373,010	$474,224
Marketing, processing and servicing fees	19,476	31	88,327	12,418
Total revenues	172,637	178,552	461,337	486,642

Provision for doubtful accounts and agency bank losses	(36,340)	(40,514)	(76,998)	(79,825)
Net revenues	136,297	138,038	384,339	406,817

Center Expenses:
Salaries and related payroll costs	44,359	46,661	128,948	139,379
Occupancy costs	20,455	22,113	58,735	64,242
Center depreciation expense	3,841	4,081	10,973	12,034
Advertising expense	7,952	3,780	20,808	13,210
Other center expenses	13,991	12,955	39,040	40,880
Total center expenses	90,598	89,590	258,504	269,745
Center gross profit	45,699	48,448	125,835	137,072

Corporate and Other Expenses (Income):
General & administrative expenses	13,294	12,978	38,440	39,755
Corporate depreciation expense	1,241	902	3,390	2,798
Interest expense	1,356	2,170	2,914	3,996
Interest income	(50)	(120)	(208)	(419)
Loss on disposal of property and equipment	325	334	448	825
Loss on impairment of assets	1,852	—	1,852	—
Income before income taxes	27,681	32,184	78,999	90,117
Income tax expense	11,352	13,322	32,187	36,559
Income before income of consolidated variable interest entity	16,329	18,862	46,812	53,558
Income of consolidated variable interest entity	(476)	(894)	(476)	(2,267)
Net income	$15,853	$17,968	$46,336	$51,291

Net income per common share - basic	$0.19	$0.22	$0.55	$0.63
Weighted average number of shares outstanding - basic	83,820	80,821	83,528	81,489

Net income per common share - diluted	$0.19	$0.22	$0.55	$0.63
Weighted average number of shares outstanding - diluted	83,449	80,939	83,760	81,584

Consolidated Balance Sheets

December 31, 2005 and September 30, 2006 (unaudited)

(in thousands, except per share data)

	December 31,	September 30,
	2005	2006
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,259	$50,219
Advances and fees receivable, net	193,468	222,428
Deferred income taxes	6,367	9,947
Other current assets	5,033	12,910
Total current assets	232,127	295,504
Restricted cash	10,034	10,908
Property and equipment, net	64,990	61,406
Goodwill	122,586	122,627
Other assets	6,651	5,754
Total assets	$436,388	$496,199

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,306	$11,054
Accrued liabilities	29,895	26,822
Income taxes payable	11,349	3,994
Accrual for excess bank losses	1,373	—
Current portion of long-term debt	503	498
Total current liabilities	52,426	42,368
Revolving credit facility	37,933	96,838
Long-term debt	6,185	5,808
Deferred income taxes	15,706	14,993
Other liabilities	44	179
Total liabilities	112,294	160,186

Non-controlling interest in variable interest entity	21,069	39,169

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 82,219 shares outstanding at December 31, 2005; 96,821 shares issued and 80,061 shares outstanding at September 30, 2006	968	968
Paid in capital	282,840	284,727
Retained earnings	83,842	108,146
Common stock in treasury (14,602 shares at cost at December 31, 2005; 16,760 shares at cost at September 30, 2006)	(64,625)	(96,997)
Total stockholders’ equity	303,025	296,844
Total liabilities and stockholders’ equity	$436,388	$496,199